Exhibit 10.64

<YEAR> Executive Incentive Compensation Plan – San Diego Gas & Electric

ICP Plan Year: January 1, <YEAR> to December 31, <YEAR>

INTRODUCTION

The San Diego Gas & Electric (SDG&E) Incentive Compensation Plan (ICP) is designed to attract, retain, and engage executives whose efforts contribute to the success of SDG&E and Sempra Energy (SE).  The plan aligns with Sempra Energy’s goal of sustained earnings growth and the utility’s regulatory framework with goals that encourage executives to drive towards our aspirations and to:

*

Maintain high safety standards,

*

Grow the business through enterprise thinking while maximizing revenues/profits,

*

Focus on a common set of high-level goals that encourages teamwork and achievement of operational excellence,

*

Focus on business efficiencies and investments that produce long-term efficiency benefits,

*

Increase reliability of delivery service,

*

Enhance customer focus to achieve optimal customer satisfaction, and

*

Achieve high level of employee commitment and contribution through sharing of business success and the establishment of key performance indicators.

PARTICIPATION

Executives who meet all of the following eligibility requirements will participate in this incentive plan for <YEAR>.

1.

Employee is an eligible executive, as determined by the SDG&E Board of Directors, for at least three consecutive full months during <YEAR> and is an employee on December 31, <YEAR> or meets other eligibility requirements as listed under section: Employee Status Changes.

2.

Participant has met minimum job expectations and performed satisfactorily, as determined by his/her supervisor in conjunction with Human Resources.

3.

Participant is not in another formal incentive plan in <YEAR>.

Participation in one plan year does not constitute the right to participate in succeeding plan years.  This plan does not constitute a contract of employment or guarantee of an incentive award payment and cannot be relied on as such.

BASIS FOR AWARD CALCULATION

Awards are calculated based on the employee’s “Basis for Award Calculation” (BAC) while on the active payroll.  BAC includes annual base salary on December 31, <YEAR> plus any eligible lump sum payment that may be granted during <YEAR>. Other awards (e.g. spot cash); incentives, premiums and payments are not included in the BAC.

    PERFORMANCE GOALS AND MEASURES

SDG&E ICP Goals & Measures	WEIGHT	MULTIPLIER	MIN	TARGET	MAX
FINANCIAL GOALS (in Millions)

OPERATIONAL GOALS

TOTAL	100.00%	Capped at 200%

FINANCIAL MEASURES

Sempra Energy Earnings

Sempra Energy Earnings are revenue minus expense, less tax.  Employees can influence earnings by either increasing revenue or decreasing expenses.  Earnings are determined after accounting for the appropriate accrued level of incentive compensation expense.

Sempra Energy Earnings exclude:

•

<DEFINE EXCLUSIONS>

San Diego Gas & Electric Financial Measure:

<Define SDG&E Financial Measure>

OPERATIONAL GOALS

The payout for all Operational Goals range between 0%-200%.

<Define Operational Measures>

CALCULATION, CERTIFICATION AND PAYMENT OF AWARDS

Award potentials will be linearly interpolated between the minimum and target, or target and maximum goals.  There is no award payout for performance at or below the minimum goals.  The payout for the financial component may, at the board’s discretion, be reduced in consideration of individual performance.

Adjustments to the budget target for ICP calculation purposes will require the written approval of the Chief Executive Officer of SDG&E.  The approved exceptions will be limited to costs or expenses related to future growth opportunities and the funding of process improvements above the planned budget.

The SDG&E Board of Directors must approve awards.  Approved awards will be paid by March 15, <YEAR> and will be subject to appropriate tax withholding.  Such awards are considered pension-eligible earnings for the Cash Balance Plan and are included as eligible earnings for the 401(k) Plan.  Employees with outstanding loan payments to the 401(k) plan and/or for medical premiums may, at the Company’s option, have up to the full arrears deducted from their ICP check.  Employees will be notified by mail with respect to any arrears payments for these deductions.

EMPLOYEE STATUS CHANGES

All eligible employees (including new hires) will have their award prorated for the period of participation in the plan while on the active payroll.  For employees who change target percentages during a plan year, their award will be calculated based on the effective period for each target percentage.

Employees who transfer within the corporation or among incentive plans during the year will be eligible for an award under this plan provided that all eligibility requirements are met.  The award will be based on the employee’s December 31, <YEAR> BAC, prorated for the participation period in this plan.

An award will still be paid if a participant meets all other eligibility requirements during <YEAR> but is not a regular employee on December 31, <YEAR> due to the following reasons:

*

Participant’s employment terminates for any reason after he/she has attained age 55 and at the time his/her employment terminated he/she had completed at least five years of service; or

*

Participant leaves his/her position under disability (as defined in the company disability benefit plan); or

*

Participant dies during an award year (award will be paid to the participant’s estate).

In the above circumstances, the award will be calculated based on the participant’s BAC prorated for the period of participation in the plan while on the active payroll.  Awards will be paid the same time payment is made to other participants and will be offset by any amount paid pursuant the “Severance Benefits upon Termination of Employment due to Death or Disability” section of the participant’s Severance Pay Agreement.

If a participant leaves the company for any other reason, eligibility for an award for the plan year will be forfeited unless an exception is made at the discretion of the Chairman and CEO.

PLAN ADMINISTRATION

The Company retains the discretion and authority to interpret, amend or modify the plan; to grant incentive awards; as well as to terminate, increase or decrease any incentive award opportunity during the performance period; and to reduce or eliminate any incentive awards that would otherwise be payable at the end of the performance period.  The Company, in its sole discretion determines Sempra Energy Earnings, SDG&E Earnings, aspirational measures and award calculations.

The Company shall require the forfeiture, recovery or reimbursement of awards or compensation under this Plan as (i) required by applicable law, or (ii) required under any policy implemented or maintained by the Company pursuant to any applicable rules or requirements of a national securities exchange or national securities association on which any securities of the Company are listed.  The Company reserves the right to recoup compensation paid if it determines that the results on which the compensation was paid were not actually achieved.

The SDG&E Board may, in its sole discretion, require the recovery or reimbursement of short-term incentive compensation awards from any employee whose fraudulent or intentional misconduct materially affects the operations or financial results of the Company or its subsidiaries.

Questions concerning the plan should be directed to the Sr. Vice President – Human Resources, Diversity & Inclusion, Sempra Energy.